Exhibit 10.8

THE SYMBOL "[ ]" DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED IN RELIANCE UPON ITEM 601 OF REGULATION S-K AS THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENCE AGREEMENT

This Agreement is made the ……10th day of DECEMBER 2021 between

ACCELERATE TECHNOLOGIES PTE LTD (Co. Reg. No. 199503187D), a company incorporated in Singapore and having its place of business at 1 Fusionopolis Way, #19-10 Connexis North, Singapore 138632 (hereinafter referred to as **"A*CCELERATE"**) of the first part; and

LICENSEES, full details of which are set out in Schedule 1, of the second part.

RECITAL

A. A*CCELERATE has the right to license the Technology and is entitled to grant the rights under this Agreement.

B. LICENSEES wishes to acquire rights to license and use the Technology, in the Field subject to the terms and conditions herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, A*CCELERATE and LICENSEES hereby agree as follows:-

1. **DEFINITIONS**

"**A*CCELERATE's Affiliates**" means the Agency for Science, Technology and Research ("A*STAR") and all the research institutes and centres managed and funded by A*STAR.

"**Confidential Information**" means all information of A*CCELERATE or A*CCELERATE's Affiliates, including prototypes and samples, which may be disclosed to LICENSEES at any time and from time to time during the Term of this Agreement, which may be identified or designated by A*CCELERATE as proprietary, confidential or secret and includes information which by its nature should be proprietary, confidential or secret. The specific terms and conditions of this Agreement shall, unless required under any applicable laws, rules and regulations or by any competent court, authority or regulatory body or stock exchange, be deemed to be Confidential Information. Confidential Information shall not include any information or material that is: (i) already in the possession of LICENSEES without prior restriction; (ii) independently developed by LICENSEES; (iii) publicly disclosed by A*CCELERATE; (iv) rightfully received by LICENSEES from a third party; (v) approved for release by written agreement with A*CCELERATE or (vi) made available by A*CCELERATE to others without restriction.

"Documentation" means any user guides, instruction manuals and other documents whether in written or machine-readable form relating to the Technology.

"**Effective Date**" means the effective date of this Agreement as set out in Schedule 1 of this Agreement.

"**Enhancements**" means all new versions of, modifications, additions, alterations, improvements, upgrades and development to the Technology developed by LICENSEES.

"**Field**" means the field of use as described in Schedule 1 of this Agreement.

"**Intellectual Property**" means know-how and intellectual property rights (including without limitation patents, copyrights, designs, trade secrets, and rights in Confidential Information) worldwide arising under statutory or common law, and whether or not perfected, and any applications of the foregoing.

"**Licensed Products**" means the products as described in Schedule 1 of this Agreement.

"**Royalties**" means the amounts payable by LICENSEES to A*CCELERATE as set out in Schedule 1.

"Sales Report" means the sales report as set out in Schedule 2 to be submitted by LICENSEES to A*CCELERATE pursuant to this Agreement.

"**Technology**" means the technology as described in Schedule 1 of this Agreement.

"**Term**" means the period of time as set out in Schedule 1 of this Agreement.

"**Territory**" means the countries as set out in Schedule 1 of this Agreement.

2. **GRANT**

2.1 A*CCELERATE hereby grants to LICENSEES:

2.1.1 a non-exclusive, non-transferable, revocable for cause licence to use the Technology within the Field for the Term and in the Territory to develop Enhancements and use, make, have made, manufacture, distribute, market, import, export, sell and have sold Licensed Products; and

2.1.2 upon the prior written consent of A*CCELERATE which shall not be unreasonably withheld, the right to, sublicense the Technology to its subsidiaries or related corporations (as defined under the Singapore Companies Act (CAP 50), which for the avoidance of doubt shall include Holdco (defined below) and its subsidiaries, which sublicence shall include the following terms:
(i) any sublicence granted by the LICENSEES shall be on a non-exclusive basis only; (ii) any sublicence granted by the LICENSEES shall be expressed to terminate automatically upon the written notice issued by A*CCELERATE pursuant to the termination of the licence rights granted to the LICENSEES in accordance with this Agreement, and shall not permit further sub-licensing; (iii) the LICENSEES shall ensure that there are included in the terms of any sublicence the like obligations and undertakings on the part of the sub-licensees as are contained in this Agreement (except the further right to sublicense), and shall further ensure that all sub-licensees duly observe and perform the same; (iv) the LICENSEES shall at all times indemnify and keep A*CCELERATE indemnified against all or any costs, claims, damages or expenses incurred by A*CCELERATE or its Affiliates or for which A*CCELERATE or its Affiliates may become liable as a result of the default or negligence of any sub-licensee; and (v) upon the termination of this Agreement for any reason whatsoever, A*CCELERATE shall have the right and option to require an assignment to it or its nominee of each sub-license between the LICENSEES and each sub-licensee. All sublicenses granted hereunder shall contain an express term permitting the assignment of the sublicense to A*CCELERATE under the circumstances specified in this Clause 2.1.2.

2.2 Nothing in this Agreement shall prejudice A*CCELERATE's right to use and to allow A*CCELERATE and A*CCELERATE's Affiliates to use, further develop, license or otherwise commercialise the Technology as they deem fit.

2.3 A*CCELERATE shall not be obliged to render any technical assistance, maintenance or support services to LICENSEE in respect of the Technology or otherwise.

2.4 Except as expressly provided in this Agreement or with the prior written consent of A*CCELERATE, LICENSEES shall not modify, adapt, translate, alter, copy, reproduce, deal in, reverse engineer, decompile, disassemble or create any

A*CCELERATE-METASURFACE-METAOPTICS – 07 Dec 2021

derivative works based on the whole or any part of the Technology. 2.5 In order to maintain the licence granted hereunder in force, LICENSEES shall use its best efforts and diligence to implement the Technology into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products, Specifically, LICENSEES shall comply with the Commercialisation Obligations as listed in Schedule 1. 3. FINANCIAL TERMS 3.1 In consideration of the rights granted pursuant to Clause 2 above, LICENSEES shall pay to ACCELERATE:- 3.1.1 the licence fee stated in Schedule 1 (“Licence Fee”); and 3.1.2 Royalties in accordance with the royalty scheme set out in Schedule 1 together with the Sales Reports, in the manner set out in Schedule 2. 3.2 Time of payment shall be of the essence. If LICENSEES fail to make any payment due to ACCELERATE, ACCELERATE shall have the right to: 3.2.1 suspend or terminate the Licence hereby granted to LICENSEES; and 3.2.2 charge LICENSEES, in respect of any and all overdue payments, interest at the rate of three percent (3%) per annum above the annual prime lending rate of the Development Bank of Singapore from such date until said amount is paid in full to A’CCELERATE. 4 ACCOUNTS 4.1 LICENSEES shall keep true and accurate accounts and records in sufficient detail to enable the amount of all Royalties or other sums payable under this Agreement to be determined. A’CCELERATE has the right to request for LICENSEES to submit details of its accounts and records to only to the extent required to support the information provided in the Sales Report. 4.2 LICENSEES shall preserve and maintain all such accounts and records required for audit for a period of at least 5 years after the year to which such accounts and records apply. Subject to all applicable laws, rules, and regulations or as required by any competent authority, regulator and/or stock exchange, ACCELERATE may, annually and at its own cost, appoint an independent auditor to examine LICENSEES’ books and records only to the extent required to verify LICENSEES fulfilment of its obligations under this Agreement. Notwithstanding the foregoing, the cost of such audit conducted shall be bome in full by LICENSEES if any discrepancy exceeding five percent (5%) is found in the Royalties stated. 4,3 Subject to all applicable laws, rules, and regulations or as required by any competent authority, regulator and/or stock exchange, the provisions of this Clause 4 shall remain in full force and effect after the termination of this Agreement for any reasons until the settlement of all subsisting claims of ACCELERATE under this Agreement. Nothing in this Clause 4 shall allow ACCELERATE to have access to any information rights not enjoyed by public investors upon the Initial Public Offering of either and/or both of the LICENSEES, and/or their related entities. 5. RIGHTS IN INTELLECTUAL PROPERTY 5.1 LICENSEES acknowledge that the Technology may contain or Confidential Information of ACCELERATE ACCELERATE’s Affiliates and LICENSEES shall treat in confidence any such Confidential Information relating to the Technology, save for information that is in the public domain through no fault of its obligations herein. A*CCELERATE-METASURFACE-METAOPTICS-07 Dec 2021 5.2 LICENSEES shall take all reasonable steps, including, but not limited to, those steps taken to protect its own information, data or other tangible or intangible property that it regards as proprietary or confidential, to ensure that the Confidential Information is not disclosed or duplicated for the use of any third party, and shall take all reasonable steps to prevent its officers and employees, or any other persons having access to the Confidential Information, from disclosing or making unauthorised use of any Confidential Information, or from committing any acts of omissions that may result in a violation of this Agreement. 5.3 LICENSEES shall not do anything which might bring into question ACCELERATE or ACCELERATE’s Affiliates ownership of the Technology licensed by ACCELERATE to LICENSEES under this Agreement or their validity. 5.4 All modifications, additions, alterations, enhancements, improvements, upgrades or new versions of the Technology developed during the Term will belong solely to the LICENSEES. 5.5 LICENSEES shall notify ACCELERATE in writing as soon as practicable after it becomes aware of- 5.5.1 any actual, threatened or suspected infringement of any Intellectual Property of ACCELERATE in respect of the Technology or any breach of confidence relating to any of the foregoing; or 5.5.2 any claim brought against LICENSEES or any other person alleging that its use of the Technology infringes any Intellectual Property or other rights belonging to or alleged to belong to the claimant. 5.6 ACCELERATE or its Affiliates shall have the right but not the obligation, at its option and expense, to defend any and all infringements of the Technology provided that all damages, costs or other benefits obtained as a result belongs to ACCELERATE 5.7 ACCELERATE will use reasonable efforts, at its discretion and its own costs, to continue managing, prosecuting, and/or maintaining the patents for the Technology flled in US and Singapore only. II ACCELERATE has an intention to amend or abandon any such patents for the Technology, it will Inform the Licensees at least thirty (30) calendar days before it ceases to take any action to manage, prosecute, and/or maintain the Technology. 5.8 LICENSEES shall promptly record all licences granted to it under this Agreement with the relevant registries. 5.9 The parties shall execute such formal licences as may be necessary or appropriate for registration with patent offices, trade mark offices, and other relevant authorities. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal licence(s) (if any) referred to in this clause, the parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted. 6. WARRANTIES 6.1 LICENSEES warrant that it has full right to enter into this Agreement, that the Technology and Documentation shall be used solely by LICENSEES and no other third party and only for the purposes contemplated by Clause 2 of this Agreement; and that it shall observe all applicable laws and regulations and obtain all necessary licences, consents and permissions required in respect of the use of the Technology and the manufacture, importation, storage, marketing and sale of the Licensed Products (including the sub-licensing of the Licensed Products) in the Territory. 6.2 SAVE THAT ACCELERATE WARRANTS THAT IT HAS FULL RIGHT AND POWER TO ENTER INTO THIS AGREEMENT, ACCELERATE MAKES NO OTHER

WARRANTIES CONCERNING THE TECHNOLOGY, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR SATISFACTORY QUALITY, FITNESS FOR A PARTICULR PURPOSE OR AS TO RELIABILITY, ACCURACY, VALIDITY OR OTHERWISE OF THE TECHNOLOGY. THE TECHNOLOGY IS PROVIDED “AS IS” AND ACCELERATE MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE TECHNOLOGY, OR THAT THE TECHNOLOGY WILL BE FREE FROM INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING THE TECHNOLOGY COVERED BY THIS AGREEMENT” 7. LIABILITY, LEGAL RESPONSIBILITY LICENSEES shall bear full responsibility for any and all liability. lossus, damages, costs and expenses arising out of (1) any dainis (including third party infringement claims) relating to the LICENSEES’ use of the Technology, Documentation and/or Enhancements; or (il) breach, negligent performance and/or failure of performance by LICENSEES of the terms of this Agreement, except to the extent when caused by the wilful misconduct of ACCELERATE. For avoidance of doubt, in no event shall ACCELERATE be liable for any incidental, consequential or special damages arising out of or related to this Agreement, including, but not limited to, loss of business opportunity, lost profits or pure economic loss. Notwithstanding anything to the contrary, ACCELERATE’s total and cumulative lability under this Agreement, however arising, shall not exceed any amount that LICENSEES has actually paid to A’CCELERATE pursuant to this Agreement. USE OF NAME AND DISCLOSURE OF BUSINESS RELATIONSHIP 8.1 Unless required under any applicable laws, rules, and regulations or by any competent authority, regulator and/or stock exchange, Including for the purpose of an Initial Public Offering related to the LICENSEES or a related entity, the parties shall not use the name, trademark or logo of any of the other parties (including ACCELERATE’s Affiliates) in any publicity, promotion, news release or disclosure relating to this Agreement, its subject matter or the sale of the Licensed Products, without the prior written permission of that other party. For the avoidance of doubt, ACCELERATE shall consent to the disclosure of its name, business dealings and duration of its business relationship with the LICENSEES, description of its business, transaction amount with the LICENSEES and salient terms of this Agreement, in any document for the purpose of the Initial Public Offering as required under the Rules Governing the Listing of Securities on GEM of The Stock Exchange of Hong Kong Limited and guidance materials, or as requested by The Stock Exchange of Hong Kong Limited and the Securities and Futures Commission. 8.2 Where any aspect of this Agreement or the business relationship between the LICENSEES and ACCELERATE is concerned, the Parties undertake to fully cooperate with each other such that each Party is able to fulfil its obligations under any applicable laws, rules, and regulations or as required by any competent authority, regulator and/or stock exchange, 8.3 Parties shall use their best efforts to acknowledge the participation and contributions of the other party in all news releases, promotional, advertising and marketing material, a copy of which shall be provided to the other party for prior written approval, which shall not be unreasonably withheld. 8.4 Where any public announcement, communication or circular (“Announcement”) concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it, or the relationship between the parties, is required by law or any govemmental or regulatory authority (including, without limitation, any relevant securities exchange), or by any court or other authority of competent jurisdiction, the party required to make the Announcement shall promptly notify the other party. The party concemed shall make all reasonable attempts to agree with the other party on the contents of the Announcement before making it. Save as expressly set out herein, any other use of a Party’s name, logo, or representation, shall be subject to that Party’s prior written consent, which shell not be unreasonably withheld. 9. TERMINATION 9.1 After eight (8) years from the Effective Date, LICENSEES may request to terminate this Agreement by giving no less than thirty (30) days written notice to ACCELERATE. ACCELERATE may agree to such termination if LICENSEE is not able to achieve any sale of the Licensed Products and is able to furnish to ACCELERATE’s satisfaction, evidence, documentary or otherwise, off best efforts undertaken to achieve such sales.. 9.2 Either party shall be entitled to terminate this Agreement forthwith by giving written notice to the other party if- 9.2.1 the other party commits any breach of this Agreement and if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring the remedy of the breach, or 9.2.2 An encumbrance takes possession, or a receiver is appointed, of any of the property or assets of the other party, or 9.2.3 the other party makes any voluntary arrangement with its creditors, or 9.2.4 the other party goes into liquidation (except for the purpose of amalgamation or reconstruction and so that the resulting LICENSEE effectively agrees to be bound by or assume the obligations imposed on the LICENSEE under this Agreement); or 9.2.5 the other party ceases, or threatens to cease, to carry on business. 9.3 Termination of this Agreement howsoever caused shall be without prejudice to any other right or remedy a party may be entitled to hereunder or at law and shall not affect any accrued rights or liabilities of either party. 9.4. Upon the termination of this Agreement: 9.4.1 LICENSEES shall forthwith cease to market or use, either directly or indirectly, the Licensed Products or the Technology or to use any of the intellectual Property; 9.4.2 LICENSEES shall destroy or return to ACCELERATE all copies of the Documentation in its possession or control; and 9.4.3 LICENSEES shall promptly pay all amounts due under this Agreement to ACCELERATE immediately upon its receipt of the same and shall submit to A’CCELERATE written confirmation signed by a duly authorised officer that it has complied with such payment obligations, along with a copy of all materials reasonably necessary to support such statement 9.5 Clauses 4, 5, 6, 8, 8.5 and 10 shall survive the termination of this Agreement, 10. ARBITRATION AND GOVERNING LAW 10.1 Any dispute among the parties arising out of or in connection with this Agreement or in the performance (“Dispute”) thereof shall in the first instance be referred to the authorised representatives of the parties for resolution. If parties are unable to resolve the Dispute within 30 days from the time the Dispute was referred to the authorised representatives of the parties for resolution, either party may refer the Dispute to binding arbitration in Singapore in accordance with the Arbitration Rules of the Singapore Intemational Arbitration Center in force at such time which rules shall be deemed to be incorporated by reference into this Agreement. The Tribunal shall consist of one (1) arbitrator chosen by the

Singapore International Arbitration Center under its rules if the parties cannot otherwise agree upon an arbitrator.

10.2 This Agreement shall be governed by the laws of the Republic of Singapore, and subject to Clause 10.1 above and for the purposes of interim applications only, each Party agrees to submit to the non-exclusive jurisdiction of the Singapore courts.

11. MISCELLANEOUS

11.1 Assignment. This Agreement may not be assigned by LICENSEES to any person without the prior written consent of A*CCELERATE.

11.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter herein. There shall be no amendments or modifications to this Agreement, except by a written document signed by both parties.

11.3 Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of that party's rights to the future enforcement of its rights under this Agreement, unless there is an express written and signed waiver for a particular matter for a particular period of time.

11.4 Severance. If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable, in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall continue to be valid.

11.5 Injunctive relief. LICENSEES acknowledges that any breach of this Agreement may cause irreparable damage to A*CCELERATE or A*CCELERATE's Affiliates and LICENSEES agrees that A*CCELERATE or its Affiliates shall be entitled to injunctive relief in addition to any award by the court in favour of A*CCELERATE or A*CCELERATE's Affiliates.

11.6 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified mail and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party.

To A*CCELERATE: 1 Fusionopolis Way, #19-10 Connexis North, Singapore 138632
Attn: Commercialisation Head
Fax: 64632675

To LICENSEES: Refer to Schedule 1

11.7 Contracts (Rights of Third Parties) Act. Save to give effect to the rights accruing to A*CCELERATE's Affiliates under this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act Cap. 53B or otherwise to enforce any terms and conditions of this Agreement.

11.8 Novation. If at any time after the Effective Date the functions and operations of A*CCELERATE are assigned, merged, transferred into or otherwise forms part of another organisation ("the New Entity") such that the New Entity takes over the whole or substantially the whole of A*CCELERATE's operations, then it is agreed that this Agreement may, at the option of A*CCELERATE and upon written consent of the LICENSEES, be novated to the New Entity which will then assume all of A*CCELERATE's rights and obligations hereunder.

11.9 Liability. The LICENSEES shall be jointly liable for all warranties (including Clause 6.1), representations, undertakings, covenants and obligations given or entered into by any of the LICENSEES in this Agreement. For the avoidance of doubt, in the event that any LICENSEE is unable to perform any of its undertakings, covenants or obligations contained in this Agreement, the other LICENSEE shall forthwith perform or ensure the performance of such undertakings, covenants and obligations.

12. USE OF TECHNOLOGY

LICENSEES shall ensure that it complies with all applicable laws, rules and regulations governing the use, export and disposal of the Technology and the Licensed Products.

****

IN WITNESS HEREOF, the parties have executed this Agreement by their duly authorised representatives as of the date set forth above.

SIGNED by DENNIS LING GROUP DIRECTOR] for and on behalf of ACCELERATE TECHNOLOGIES PTE LTD In the presence of) /s/ Dennis Ling

/s/ Ivan Lee
Name of Witness: IVAN LEE
Designation of Witness: ACTING DEPUTY DIRECTOR, CME

SIGNED by CHUA CHWEE LEE MANAGING DIRECTOR for and on behalf of METASURFACE TECHNOLOGIES PTE. LTD. In the presence of) /s/ Chua Chwee Lee

/s/ Thng Chong Kim
Name of Witness: THNG CHONG KIM
Designation of Witness: DIRECTOR

SIGNED by CHUA CHWEE LEE MANAGING DIRECTOR for and on behalf of METAOPTICS TECHNOLOGIES PTE. LTD. In the presence of) /s/ Chua Chwee Lee

/s/ Thng Chong Kim
Name of Witness: THNG CHONG KIM
Designation of Witness: DIRECTOR

A*CCELERATE-METASURFACE-METAOPTICS – 07 Dec 2021

1. LICENSEES Name: METASURFACE TECHNOLOGIES PTE. LTD. (f.k.a. Q’son Precision Engineering Pte Ltd) (“METASURFACE”) Address: 43 Tuas View Circuit, Singapore 537360 Company Registration No.: 2000001612 Addressee for communications: Mr Chua Chwee Lee Email Address: chua@melatechnologies.com.sg Telephone No.: +65 8719 1991 Fax No.: Name: METAOPTICS TECHNOLOGIES PTE. LTD. (f.k.a. Q’son Advanced Optics Pte Ltd) (“METAOPTICS”) Address: 43 Tuas View Circuit, Singapore 637360 Company Registration No.: 202120933K Addressee for communications: Mark Thng Email Address: mark.thng@metatechnologies.com.sg Telephone No.: +65 9738 1388 Fax No.: 2 Field of use Optics Know How 3. Technology SCHEDULE 1 1. Know how in the processes for High Resolution Direct Laser Writing Enabled by 2D Lens This invention describes a new type of 2D FZP lens that can operate in the UV and DUV range. The new lens can be used in a direct laser writing (DLW) system, a maskless lithography system used in the semiconductor industry for mask fabrication and in many laboratories for nanofabrication. Due to the fundamental diffraction limit in conventional objective lenses, the currently available DLW systems have resolutions in the 250nm range. A DLW system with a resolution in the 100nm range will enable many types of nano-patterning work that could have only been accomplished by ebeam or focused lon-beam writings, at a greater efficiency and lower cost. The new lens can break the diffraction limit in DLW systems and produce resolutions of up to 100nm using a low cost solid state laser. 2. Know how in the processes for Flat Optics Design and Manufacturing This invention covers the process of flat optics design and manufacturing. Traditional optical elements rely on small, cumulative changes induced by propagation, whereas flat optical elements rely on large, abrupt changes induced by nanoantennae. The design and manufacturing of flat optics brings the manufacturing of optical components to semiconductor standards, provides the ability to miniaturise optical components into nanometers and involves (1) wafer-scale fabrication, which reduces the costs of manufacturing; and (ii) monolithic integration, which improves manufacturing yield. Flat optics allow for advanced functionalities, which are enabled by simultariecus phase, polarization and amplitude control. The potential applications fields of flat optics include cameras and imaging, laboratory and technical tools and complex light generation. 3. Flat lens resist formulation 4. Large Area Layer Controlled Growth of Transition-Metal Dichalcogenides The above know how incorporates know how in the integration of the DLW lens architecture as covered in the following: Atomically thin 2D platform for optical applications, IMR/Z/10977, TD 2018055 a. b. Large Area Layer Controlled Growth of Transition-Metal Dichalcogenides, IMR/P/08544/03, TD 201406 c. A novel sputtering system with central electrode and hollow sputtering cathode for 20 film deposition, IMR/P/10133, TD 2015069 d. Zone plate A’STAR/NUS, IMR/P/07751,TD 2012053, NUS ID Ref: 2018-119 e. Super Oscillation lens for high resolution lithography (IMR/2/12778, TD: 2021047) f. Diffractive optical element and method of forming thereof, DSI/P/09714 g. A Method Of Reducing The Dimension Of An Imprint Structure On A Substrate, IMR/P/05613/03/US, h. Nanoimprintable High Refractive Index Acrylic Nanocomposite for Advanced Optics, IMR/Z/12565, NUS ID Ref: 2021-242, IMRE 2021003 i. Flat optical element for wide field of view multispectral imaging (To be filed) Patent (Applications/Granted) 1. A Method Of Reducing The Dimension Of An Imprint Structura On A Substrate, IMR/P/05613 a US 9,904,165 (Granted) b. SG 168513 (Granted) c. JP 5349419 (Granted)

2. Optical Device and Method Of Forming The Same, IMR/P/10977 a. PCT/SG2020/050356 (Pending) 3. A novel sputtering system with central electrode and hollow sputtering cathode for 2D film deposition, IMR/P/10133 a SG 112020020760 (Pending) b. US 16/645,512 (Pending) 4. Zone plate A’STAR/NUS, IMR/P/07751 a. SG11201509205X 5, Super Oscillation lens for high resolution lithography, IMR/Z/12778 In preparation 6. Diffractive optical element and method of forming thereof, DSI/P/09714 SG10201812371U (Pending) b. US 16/333,539 (Pending) 7. Flat optical element for wide field of view multispectral imaging (To be filed) LICENSEE hereby confirms that ACCELERATE has effected full delivery of the Technology and Documentation and all information relating thereto in sufficient detail to enable LICENSEE to use the Technology as contemplated under Clause 2.1. Nothing in this Agreement shall be construed as requiring A’CCELERATE to prepare or deliver to LICENSEE any further information, documents or data relating thereto or engage in any technical studies or research or development or other obligation with regards to the usa and operation of any part of the Technology. 4. Licensed Products Diffractive optical lenses, flat lenses and nanoimprint masters for use within the Field only which incorporates the Technology (or part thereof) or which cannot be developed, manufactured, used, sold, performed or provided without infringing ACCELERATE’s rights in the Technology. For the avoidance of doubt, a Licensed Product includes a complete system, which may include hardware, software, accessories, implementation manuals and the like, or a sub-system of a complete system, incorporating the Technology (or part thereof). 5.Effective Date 13 DECEMBER 2021 6. Term 10 years from the date of execution of this Agreement 7. Territory For Patents, all countries in which patent applications are filed at any time during the Term. For Know-How, all countries worldwide. 8. Licence Fee METASURFACES TECHNOLOGIES PTE LTD shall pay the following Licence Fee: (a) Licence Fee (payable within thirty days from the Effective Date): Upfront Fee The upfront fee is to be satisfied by the issuance and allotment of fully paid-up ordinary shares of METASURFACE (which, for illustrative purpose in this Agreement, represents approximately 5% of the enlarged issued and paid-up share capital of METASURFACE (based on an indicative pre-money valuation of METASURFACE at approximately S$57.65 million confirmed through a third party valuer) on a fully diluted basis upon such issuance (“ACCELERATE’s Shares”). METASURFACE shall notify ACCELERATE of its plans to submit for listing application at least 90 clear days before the date of submission of the listing application. A’CCELERATE shall subscribe for the aforesaid shares at least 28 clear days before the date of the submission of METASURFACE’s listing application form. If the listing application is not submitted within 24 months of the Effective Date, A’CCELERATE has full discretion of when to subscribe for the aforesaid shares. Nan-dilution Rights A’CCELERATE’s shareholding interest in METASURFACE represented by ACCELERATE’s Shares shall be non dilutable, until the date on which (a) METASURFACE has an implied equity valuation based on an indicative fair market valuation of $$57.56 million or a number to be confirmed by a third party valuer by the time definitive Licensing agreements are entered into; and ( b) METASURFACE achieves at least S$7 million of paid up equity through equity financing, provided always that such non-dilution rights shall be exercised before and/or terminated upon the submission of an application for listing of METASURFACE or a related corporation of the Licensees on an internationally recognised stock exchange (including The Stock Exchange of Hong Kong Limited (“SEHK”) (“IPO”) and Accelerate undertakes to execute any such agreements and/or give any

=such corporate authorisations to effectuate such termination, and such non-dilution rights shall not prohibit METASURFACE from issuing new shares to third parties at any time. For the purposes of a contemplated IPO, METASURFACE intends to restructure into a holding company (“Holdco”). The parties” Intention is for ACCELERATE to hold approximately 5% of the enlarged issued and pald-up share capital of Holdco immediately prior to the submission of an application for the contemplated IPO and Accelerate undertakes to execute all such agreements and/or give all such corporate authorisations to effectuate such restructuring. Shareholder’s Call Option The remaining shareholders as at the date of issue of ACCELERATE’s Shares shall have the oplion but not the obligation (“Call Option”) from the Effective Date of the Licence Agreement to purchase at least 50% of A’CCELERATE’s Shares (‘Call Option Shares”) at an exercise price for each of A’CCELERATE’s Shares calculated based on the higher of (i) an implied valuation of METASURFACE of S$60 million or (ii) market valuation of METASURFACE based on the most recent investment round (which shall not exceed 12 months before the date of exercise of the Call Option). The call option period is within 3 years from the Effective Date of the Licensing Agreement provided always that shall automatically terminate upon the submission of an application for the IPO. The Call Option may be exercised by notice in writing by the other shareholders (Call Option Party) to ACCELERATE Upon exercise of the Call Option by the Call Option Party, ACCELERATE shall be obliged to sell the Call Option Shares to the Call Option Party. A’CCELERATE and the Call Option Party shall erigage each other in good faith and shall use all reasonable endeavours to complete the sale of the Call Option Shares within ten (10) business days. A’CCELERATE’s Put Option Upon occurrence of a Change in Control (as defined below), A’CCELERATE shall have the option but not the obligation to sell its shares in METASURFACE to the other shareholders at an exercise price of each of A’CCELERATE’s Shares at a valuation of METASURFACE of the higher of S$48 million and the implied market valuation based on fair market valuation, whichever is higher. Each of the Call Option and the Put Option shall automatically terminate upon the submission of an application for the IPO and Accelerate undertakes to execute any such agreements and/or give any such corporate authorisations to effectuate such termination. For the purposes of this paragraph, a “Change in Control” means: (a) a sale of all or substantially all of the assets of the Company (b) a transaction in which shares of the Company carrying more than 30% of all the voting rights exercisable at general meetings of the Company at the time of the transaction are transferred to any number of persons; or (c) a reorganisation, reconstruction, merger or amalgamation which results in a change in the holders of the voting rights of more than 50% of all the voting rights exercisable at general meetings of the Company at the time If the submission of an application for an IPO does not take place within 5 years from the Effective Date, A’CCELERATE shall have the option but not the obligation to sell all its remaining ACCELERATE’s Shares to the other shareholders of METASURFACE at a price equivalent to 8% of the gross revenue of METASURFACE in the year of exit. Exit ACCELERATE will be able to achieve an exit upon: (1) the completion of the IPO, save that ACCELERATE shall be prohibited from selling, assigning or transferring its shares to a third party in the 12 month period following the IPO or such other longer period as may be required by the IPO sponsor of the Company or the regulators/listing rules of the relevant stock exchange, and ACCELERATE agrees execute any such agreements or undertakings or deeds to effectuate this clause 11(1); (2) 3 party investments at market value; or (3) a buyout of METASURFACE by a third party. All terms under the headers “Non-dilution Rights”, “Shareholder’s Call Option”, “ACCELERATE’s Put Option” and “Exit” are subject to a definitive Share Subscription Agreement, which will be on such terms as agreed between the parties. In the event of any conflict, the terms and conditions set out in the definitive agreements shall take precedence. Notwithstanding the foregoing, it is understood and agreed that the aforementioned terms shall remain substantively the same as stated herein, and shall remain enforceable in the event a definitive Share Subscription Agreement is not entered into. (b) Royalties: METAOPTICS TECHNOLOGIES PTE. LTD. shall pay the following royalties: Where no sublicensing takes place, 1.5% of Gross Revenue attributable to the Licensed Products during the Term, subject to the annual minimum payment (as stated in (c) below), and Where sublicensing takes place, an additional 50% of Gross Revenue attributable to the Licensed Products during the Term derived from the sublicensing only. (c) Annual Minimum Payment: Period Annual Minimum Royalties (SGD) Year 1 Waived

Year 2 Waived Year 3 5,000 Year 4 5,000 Year 5 15.000 Year 5 25,000 Year 7 Year 8 30,000 Year 9 45,000 Year 10 50,000 50,000 For the purposes of this Agreement, “Year 1” shall refer to the calendar year commencing 1 January 2022 to 31 December 2022 and succeeding references to “Year” shall be construed with reference to subsequent calendar years accordingly. “Gross Revenue” means any and all consideration received and receivable by METAOPTICS, including but not limited to all revenue received by METAOPTICS in respect of any sale, distribution, use or other disposition of Licensed Product, If any Licensed Produci is distributed in a transaction that is not at arms-length for a discounted price that is substantially lower than the customary price charged by LICENSEE, or distributed for a non-cash consideration (whether or not for a discount), Gross Revenue shall be calculated based on the non-discounted price amount of the Licensed Product charged to an independent party during the same reporting period or in the absence of such sales, on the fair market value of the Licensed Product. For the purposes of this definition, Gross Revenue shall be computed before deducting income tax or any other taxes, refund, discount, credit or other offset. Payment Terms 1. All Royalties or other sums payable under this Agreement shall be paid in Singapore Dollars. 2. All Royalties are payable to ACCELERATE yearly, within thirty (30) days of anniversary of the Effective Date. 3. All payments made to ACCELERATE hereunder shall exclude any goods and services tax, sale and use tax or any similar tariff, impost, duty, fees or assessments (including the amount of interest and penalties in connection therewith) or governmental charge. Payment shall be made in cleared funds to such bank account or in such other manner as A’CCELERATE may specify from time to time to METAOPTICS, without any set-off, deduction or withholding. 4. The parties hereby agree that A’CCELERATE’s acceptance of any purported payment of Royallies from METAOPTICS shall not be deemed to be A’CCELERATE’s acceptance of the validity and accuracy of any record, statement and document in support thereof. For the avoidance of doubt, ACCELERATE reserves the right to reject any such record, statement or document as valid or accurate subsequent to its acceptance of any purported payment of Royalties and in such event, ACCELERATE shall have the right to recover the balance of any sums thereby found due and unpaid. 9. COMMERCIALISATION OBLIGATIONS The Licensees agree to the following commercialisation obligations: (a) Raise funds or create new business units in METAOPTICS to commercialise the Technology, Patents and any Enhancements for the Licensed Products. METAOPTICS shall use reasonable endeavours to raise capital in the amount of approximately S$6.0 million on or before 31 December 2023 in one or more tranches. It is currently anticipated that METAOPTICS intends to raise an estimated S$2.0 million on or before 31 December 2022 and a further estimated amount of S$4.0 million on or before 31 December 2023. (b) A pilot or mass production line ready by Year 3, producing masters and/or diffractive lens in Singapore (c) A pilot or mass production line ready by Year 5 or earlier, producing flat lens in Singapore and (d) Able to generate new partnerships from Year 3 to commercialise the Technology, Patents and any Enhancements If the Licensees are unable to show sufficient evidence and effort to commercialise the Technology, Patents and any Enhancements in accordance with commercialization obligations (b) to (d), A’CCELERATE reserves the right to terminate this Agreement with 3 months’ notice in writing.

SCHEDULE 2 SALES REPORT Name of LICENSEE: Reporting period: Licence Agreement reference по: Technology: S/No Invoice Date Invoice Number Customer name Description 1 2 3 4 5 6 7 8 9 10 Invoice amount (S5) without GST (a) Total Note: Please insert more rows if necessary *For sales invoices in foreign currency, please indicate the exchange rate used to convert to SS We hereby certify that the above information is correct. Name: Designation: Chief Financial Officer/Director Date:

ADDENDUM TO LICENCE AGREEMENT

THIS ADDENDUM TO LICENCE AGREEMENT is made on 29th April 2025 and deemed to take effect from 29th April 2025 (“Effective Date”)

Between

ACCELERATE TECHNOLOGIES PTE LTD (Co. Reg. No. 199503178D), a company incorporated in Singapore and having its place of business at 2 Fusionopolis Way, #08-08, Innovis, Singapore 138634 (“A*CCELERATE”),

METASURFACE TECHNOLOGIES PTE LTD (Co Reg. No 200000161Z), incorporated in Singapore and having its place of business at 43 Tuas View Circuit, Singapore 637360 (“MST”)

And

METAOPTICS TECHNOLOGIES PTE LTD (Co. Reg. No. 202120933K), incorporated in Singapore and having its place of business at 81 Ayer rajah crescent, #01-45, Singapore 139967 (“MOT”)

(MST and MOT shall collectively be known as LICENSEES)

(A*CCELERATE and the LICENSEES shall hereinafter be referred to as “the Parties” and singularly as a “Party”.)

WHEREAS:

A.	A*CCELERATE and the LICENSEES entered into a Licence Agreement dated 10th December 2021 (“Original Agreement”).

B.	The Parties wish to amend the Original Agreement by executing this Addendum.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Addendum, it is hereby agreed as follows:

1.	This Addendum is supplemental to the Original Agreement. Terms defined in the Original Agreement shall have the same meanings in this Addendum save as provided otherwise.

2.	In this Addendum, references to clauses, schedules and paragraphs shall be to clauses, schedules and paragraphs of this Addendum unless specified otherwise.

3.	In the event, and to the extent of, any inconsistency between the provisions of the Original Agreement and the provisions of this Addendum, the provisions of this Addendum shall prevail.

4.	Subject to clause 3 above (and other than as expressly set out in this Addendum), the provisions of the Original Agreement shall apply mutatis mutandis to this Addendum. Save as expressly set out in this Addendum, all the provisions of the Original Agreement shall remain in full force and effect.

5.	The following variation to the terms and conditions of the Original Agreement shall take effect from the Effective Date:

a. Section 9 (“Commercialisation Obligations”) of Schedule 1 of the Original Agreement shall be deleted in its entirety and replaced with the following:

The Licensees agree to the following commercialisation obligations:

(a)	A pilot or mass production line ready by [ ] or earlier, producing flat lens in Singapore and

If the Licensees are unable to show sufficient evidence and effort to commercialise the Technology, Patents and any Enhancements in accordance with commercialization obligations, A*CCELERATE reserves the right to terminate this Agreement with 3 months’ notice in writing.

Signature page follows

A*cc-Metasurface and Metaoptics Technologies Pte Ltd Add to TLA – 25 Apr 2025	Page 1 of 2

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their duly authorised representatives.

SIGNED by	)	Name:Lim Li-Wei Date:2025-04-29 20:25:06 +20:00 /s/ Lim Li-Wei
Mr Lim Li-Wei, Executive Director	)
for and on behalf of	)
ACCELERATE TECHNOLOGIES PTE LTD	)
in the presence of:	)
Name: Ivan Lee
Date:2025-04-29 14:06:13 +08:00
/s/ Ivan Lee
Name of witness: Mr Ivan Lee
Designation: Deputy Director

SIGNED by	)	/s/ Chua Chwee Lee
Mr Chua Chwee Lee, Managing Director	)
for and on behalf of	)
Metasurface Technologies Pte Ltd.	)
in the presence of :-)

in the presence of:-

/s/ JEE WEE JENE
Name of witness: JEE WEE JENE
Designation: DIRECTOR

SIGNED by	)	/s/ Mark Thng Chong Kim
Mr Mark Thng Chong Kim, Director	)
for and on behalf of	)
Metaoptics Technologies Pte Ltd.	)
in the presence of:-)

/s/ Aloysius Chua Hao Peng
Name of witness: Mr Aloysius Chua Hao Peng
Designation: Deputy CEO

A*cc-Metasurface and Metaoptics Technologies Pte Ltd – Add to TLA – 24 Apr 2025	Page 2 of 2